Morgan Group Holding Company Announces Second Quarter
Results and Expected Date for its Annual Meeting

RYE, New York, August 4, 2011 - Morgan Group Holding Co. (OTC: MGHL) announced today its operating results for the Second Quarter of 2011 (see Exhibit A).

During the second quarter of 2011, our loss was $1,766, or $0.0004 per share, as compared to a loss of $2,249, or $0.0007 per share, in the second quarter of 2010. Lower administrative expenses and higher dividend income and gain from our investment in marketable securities resulted in the lower loss.

In addition, we announced that it expects to hold its 2011 Annual Meeting on September 30, 2011. Further details with regard to the meeting will be included in our Proxy Statement.

MGHL is a holding company whose primary assets, at June 30, 2011, consist of $388,632 in cash and marketable securities and a capital loss carry forward of approximately $4.5 million which it expects will substantially expire in 2013.

* * * *

This release contains certain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. It should be recognized that such information may be based upon assumptions, projections and forecasts, and must be read in light of the cautionary statements set forth in documents filed by Morgan Group Holding Co. As a result, there can be no assurance that any possible transactions will be accomplished or be successful or that financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.

Morgan Group Holding Co.’s web address is: http://www.morgangroupholdingco.com.

Contact:	Robert E. Dolan
Chief Financial Officer
914-921-1877
11-1

Exhibit A

Morgan Group Holding Co.
Operating Results and Selected Balance Sheet Data
for the Three and Six Months Ended June 30, 2011

Condensed Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues	$--	$--	$--	$--

Administrative expenses	(3,040)	(3,486)	(19,479)	(18,995)
Other income
Interest and dividends	337	47	600	98
Realized and unrealized gains on
marketable securities	1,527	1,190	5,938	1,190
Net loss before income taxes	(1,176)	(2,249)	(12,941)	(17,707)

Income taxes	--	--	--	--
Net loss	($1,176)	($2,249)	($12,941)	($17,707)

Loss per share, basic and diluted	($0.00)	($0.00)	($0.00)	($0.01)

Shares outstanding, basic and
diluted	3,055,345	3,055,345	3,055,345	3,055,345

Selected Balance Sheet Data

	June 30,	December 31,	June 30,
	2011	2010	2010
Cash and Marketable Securities	$388,632	$395,573	$365,977

Share Outstanding at Date	3,055,345	3,055,345	3,055,345